*** Certain information (indicated by an asterisk) has been omitted from this document pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.



                                                                    EXHIBIT 2.1

                  MIDRIN ASSET AND INVENTORY PURCHASE AGREEMENT

        This Midrin Asset and Inventory Purchase Agreement (this "Agreement") is made and entered into as of June 29, 2001, by and among WOMEN FIRST HEALTHCARE, INC., a Delaware corporation ("Buyer"), and ELAN PHARMA INTERNATIONAL LIMITED, an Irish Corporation ("EPIL"), and ELAN PHARMACEUTICALS, INC., a Delaware corporation ("EP"), hereinafter sometimes collectively referred to as "Seller".

                                    RECITALS

        WHEREAS, subject to the terms and conditions of this Agreement, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Purchased Assets (as defined below).

                                    AGREEMENT

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties agree as follows:


                                    ARTICLE I

                                   DEFINITIONS


        SECTION 1.01 DEFINED TERMS.

        As used in this Agreement, the following defined terms have the meanings described below:

                (a) "Action or Proceeding" means any action, suit, proceeding, arbitration, Order, inquiry, hearing, assessment with respect to fines or penalties or litigation (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental or Regulatory Authority.

                (b) "Activity Date" has the meaning set forth in Section
        8.10(d).

                (c) "Adverse Effect" means an effect or condition that is, or reasonably could be expected to be, or could reasonably be expected to with the passage of time to be, materially adverse to, or materially change the condition of, the Purchased Assets, the business, results of operations, or financial condition of the Business, or the Product.

                (d) "Affiliate" means, with respect to any Person, any other Person which controls, is controlled by or is under common control with such person or entity. A person or entity shall be regarded as in control of another entity if it owns or controls, directly or indirectly, (i) in the case of corporate entities at least fifty percent (50%) (or the maximum ownership interest permitted by law) of the equity securities in the subject entity entitled to vote in the election of directors and, (ii) in the case of an entity that is not a corporation, at least fifty percent (50%) (or the maximum ownership interest permitted by law) of the equity securities or other ownership interests with the power to direct the management and policies of such subject entity or entitled to elect the corresponding management authority, provided, however, that the term "Affiliate" shall not include subsidiaries or other entities in which a Party or its Affiliates owns a majority of the ordinary voting power necessary to elect a majority of the board of directors or other governing board, but is restricted from electing such majority by contract or otherwise, until such time as such restrictions are no longer in effect.

                (e) "Agreement" has the meaning set forth in the Preamble to this Agreement.

                (f) "Annual Period" means each one year period beginning on July 1 and ending on June 30; the first such Annual Period commencing on July 1, 2001 and the last such Annual Period beginning on July 1, 2010.

                (g) "Assets and Properties" of any Person means all assets and properties of any kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including cash, cash equivalents, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, regulatory approvals, equipment, inventory, goods and intellectual property.

                (h) "Assumed Contract" means any Contract or portion of a Contract to which Seller or any of its Affiliates is a party to the extent that such Contract relates to the manufacture, marketing, sale or, distribution of the Product, including those Contracts listed on Section 6.05 of the Seller Disclosure Schedule, but excluding any Multi-Product Contracts.

                (i) "Assumed Liabilities" means (i) all accounts payable incurred by Buyer or an Affiliate of Buyer with respect to the Business subsequent to the Closing, (ii) all Liabilities and obligations that Buyer has-expressly assumed or agreed to assume under this Agreement, (iii) all Liabilities and obligations under or pursuant to the Assumed Contracts to be performed following the Closing, but only to the extent that the obligations to pay or perform under such Liabilities, obligations or Assumed Contracts arise following the Closing and relate to goods or services or other benefit received by Buyer after the Closing, (iv) except as otherwise provided herein, all state and federal Medicaid/Medicare rebates related to Product sold after Closing, (v) except as otherwise provided herein, all credits, chargeback rebates, utiliza-tion based rebates, reimbursements and similar payments to wholesalers and other distributors, buying groups, insurers and other institutions related to Product that is sold after Closing, (vi) all Liabilities and obligations relating to product liability claims or threatened claims or injuries caused by Product sold by Buyer after the Closing, and (vii) except as otherwise provided herein, all other Liabilities and obligations that arise out of or are related to the ownership of the Purchased Assets (including the Regulatory Approvals) or the Product Inventory, or operation of the Business from and after the Closing.

                (j) "Books and Records" means all files, documents, instruments, papers, books and records (scientific or financial), excluding Marketing Materials, owned by Seller or an Affiliate of Seller to the extent that the foregoing relate to the Business, including any pricing lists, training materials, customer lists, vendor lists, archived documents, including raw data and raw data files used to support clinical and regulatory reports, financial data and all documentation relating to the Intellectual Property or the Registered Intellectual Property, but excluding any such items to the extent that (i) any applicable Law prohibits their transfer or (ii) any transfer thereof would subject Seller or any of its Affiliates to any contractual or other Liability or obligation.

                (k) "Business" means the activities of manufacturing, marketing, selling and distributing the Product in the Territory.

                (l) "Business Day" means a day other than Saturday, Sunday or any day on which banks located in New York are authorized or obligated to close.

                (m) "Buyer" has the meaning set forth in the Preamble to this Agreement.

                (n) "Buyer Disclosure Schedule" has the meaning set forth in
Article VII hereof.

                (o) "Buyer Governmental Consent" has the meaning set forth in
Section 7.03(a).

                (p) "Buyer Indemnified Parties" has the meaning set forth in
Section 11.02(a).

                (q) "Buyer Labeling" means the printed labels, labeling and packaging materials, including printed carton, container label and package inserts, used by Buyer and bearing Buyer's name for the Product.

                (r) "Buyer Third Party Consent" has the meaning set forth in
Section 7.03(b).

                (s) "cGMP" means current good manufacturing practices of the FDA, as set forth in 21 C.F.R. Parts 210 and 211 and all applicable rules, regulations, guides and guidance, as amended from time to time and in effect during the term of this Agreement.

                (t) "Closing" has the meaning set forth in Section 5.01.

                (u) "Closing Date" means the date that the Closing actually occurs as provided in Section 5.01.

                (v) "Closing Payment" has the meaning set forth in Section 4.01(a)(i).

                (w) "Confidential Information" has the meaning set forth in
Section 12.01.

                (x) "Contract" means any and all commitments, contracts, purchase orders, leases, or other agreements, whether written or oral.

                (y) "Corporate Names" has the meaning set forth in Section 8.06(a).

                (z) "Damages" has the meaning set forth in Section 11.02(a).

                (aa) "Disclosing Party" has the meaning set forth in Section 12.01.

                (bb) "Dollars" and the sign "$" each means lawful money of the United States.

                (cc) "Encumbrance" means any mortgage, pledge, assessment, security interest, deed of trust, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale or title retention agreement, whether voluntarily incurred or arising by operation of law, or other agreement to give any of the foregoing in the future.

                (dd) "Excluded Assets" means all Assets and Properties of Seller and its Affiliates except the Purchased Assets.

                (ee) "Excluded Liabilities" means all Liabilities of Seller and its Affiliates except the Assumed Liabilities.

                (ff) "Expiration Date" means the date two (2) years after the Closing Date.

                (gg) "Government or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or other country, or any supra-national organization, state, county, city or other political subdivision thereof.

                (hh) "Indemnification Claim Notice" has the meaning set forth in
Section 11.02(c).

                (ii) "Indemnified Party" has the meaning set forth in Section 11.02(c).

                (jj) "Indemnifying Party" has the meaning set forth in Section 11.02(c).

                (kk) "Indemnitee" and "Indemnitees" have the respective meanings set forth in Section 11.02(c).

                (ll) "Intellectual Property" means any and all of the following intellectual property rights owned by or licensed to Seller and its Affiliates to the extent used by Seller in conducting the Business: (i) Patents, (ii) Know-how; (iii) copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto; (iv) internet domain names; (v) brand names, trade names, trade dress, logos, common law trademarks and service marks, and trademark and service mark registrations, renewals and applications therefor, including all good will of the Business symbolized thereby or associated therewith (excluding the Elan tradename and Elan trademark and logo);
(vi) any similar or equivalent rights to any of the foregoing in the Territory; and (vii) rights to sue and recover damages or obtain injunctive relief for infringement, dilution or misappropriation of the items set forth in clauses (i)
- (vi) above.

                (mm) "Know-how" means all information and materials owned or licensed by Seller and its Affiliates to the extent used by Seller in conducting the Business, including any Product specifications, technical knowledge, expertise, skill, practice, inventions, procedures, formulae, trade secrets, confidential information, analytical methodology, processes, pre-clinical, clinical, stability, toxicology and other data, market studies and all other experience and know-how, in tangible or intangible form, whether or not patented or patentable; provided, however, that Know-how shall not include (i) any plant, property, equipment or employees, and (ii) any items to the extent that any applicable Law prohibits their transfer or any transfer thereof would subject Seller or any of its Affiliates to any material Liability or other obligation.

                (nn) "Knowledge" with respect to any Party, means the actual knowledge of the senior management (or persons performing similar functions) of such Person.

                (oo) "Law" means any federal, state or local law, statute or ordinance, or any rule, regulation, or published Guidelines promulgated by any Governmental or Regulatory Authority.

                (pp) "Liability" or "Liabilities" means any liability or liabilities, as the case may be, (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and due or to become due), including any liability or liabilities for Taxes.

                (qq) "Marketing Materials" means all market research, marketing plans, media plans, advertising, promotional materials, reprints, consumer and physician education materials, and marketing books and records owned by Seller and its Affiliates as of Closing, to the extent the foregoing are used in connection with the marketing or promotion of the Product, other than any such items to the extent that (i) any applicable Law prohibits their transfer or (ii) any transfer thereof would subject Seller or any of its Affiliates to any contractual or other Liability or obligation.

                (rr) "Maximum Returns Credit Amount" has the meaning set forth in Section 8.10(a).

                (ss) "Multi-Product Contracts" has the meaning set forth in
Section 8.12.

                (tt) "Net Sales" means the gross amount invoiced for the Product for an applicable period by Buyer or its Affiliates to third parties less:

                        (i) quantity, trade and/or cash discounts allowed or given;

                        (ii) credits or refunds allowed for the return of rejected, outdated, damaged or returned Product;

                        (iii) rebates, chargebacks and price adjustments allowed or given; and

                        (iv) sales and other excise taxes and duties directly related to the sale, transportation or delivery, to the extent that such items are included in the gross invoice price (but not including taxes assessed against the income derived from such sale).

        Each of the items set forth in clauses (i)-(iv) above shall be deducted from the gross amount invoiced only to the extent charged against Buyer or its Affiliates and evidenced in Buyer's or its Affiliates' books and records of account. Deductions shall be determined in accordance with U.S. Generally Accepted Accounting Principles consistently applied. If a Product is sold for compensation other than cash, Net Sales shall be calculated based on the gross list price of the Product on the date of sale.

        Sales of Product by and between a Party and its Affiliates are not sales to a third party and shall be excluded from Net Sales calculations for all purposes.

                (uu) "Non-Disclosing Party" has the meaning set forth in Section 12.01.

                (vv) "Non-Soliciting Party" has the meaning set forth in Section 8.05.

                (ww) "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

                (xx) "Ordinary Course of Business" means such action that is consistent with the past practices of the Business.

                (yy) "Parties" means Buyer and Seller.

                (zz) "Party" means each of Buyer and Seller.

                (aaa) "Patent" means any patents, provisional patent applications and similar instruments (including any divisions, continuations, continuations-in-part, reissues, renewals, extensions or the like of any such patent, application or instrument) as well as any foreign equivalents thereof (including certificates of invention and any applications therefor).

                (bbb) "Permitted Encumbrance" means (i) any Encumbrance for Taxes not yet due or delinquent or for those Taxes being contested in good faith by appropriate proceedings for which adequate reserves have been established and
(ii) any minor imperfection of title or similar Encumbrance that would not have an Adverse Effect.

                (ccc) "Person" means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

                (ddd) "Product" means all formulations of the pharmaceutical product as sold by or on behalf of Seller under the registered trademark "Midrin(R)."

                (eee) "Product Inventory" means all inventory owned as of the Closing by EP of finished Product or works in progress or materials used in the manufacture of finished Product, whether held at a location or facility of EP (or of any other Person on behalf of EP or any Affiliate) or in transit to or from EP or any Affiliate (or any such other Person).

                (fff) "Purchased Assets" means, subject to Section 2.02 and except as otherwise provided on the Seller Disclosure Schedule, all assets and properties of any kind, nature, character and description to the extent used by Seller in conducting the Business (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, or owned by such Seller, including the following: (i) the Product Inventory; (ii) the Intellectual Property; (iii) the Registered Intellectual Property; (iv) the Assumed Contracts; (v) the Books and Records; (vi) the Regulatory Approvals; and (vii) the Marketing Materials

                (ggg) "Registered Intellectual Property" means, to the extent they relate to the Product, all of the following Intellectual Property registered in the Territory: (i) the Patents identified in Section 6.07(a) of the Seller Disclosure Schedule; (ii) the registered trademarks and applications to register trademarks identified in Section 6.07(a) of the Seller Disclosure

Schedule; and (iii) the Internet domain names registered with registrars accredited by the Internet Corporation for Assigned Names and Numbers identified in Section 6.07(a) of the Seller Disclosure Schedule.

                (hhh) "Regulatory Approvals" means, to the extent they relate to the Product and to the extent owned or licensed by Seller, the new drug applications and new drug submissions for the Product identified in Section 6.10(a) of the Seller Disclosure Schedule, all supplements thereto and all regulatory files relating thereto, and any and all (i) regulatory filings and supporting documents, clinical studies and tests (excluding DEA licenses, and wholesale, distributor and pharmacy licenses) relating to the Product; and (ii) records maintained under cGMPs or other record keeping or reporting requirements of the FDA, the Environmental Protection Agency, the Occupational Health and Safety Administration or any other Governmental or Regulatory Authorities, including all investigational new drug applications, abbreviated new drug applications, drug master files, FDA approvals for export, FDA warning letters, FDA Notices of Adverse Finding Letters, FDA audit reports (including any responses to such reports), all other correspondence and communications with Governmental or Regulatory Authorities in connection with the Product, adverse event files, documents related to drug efficacy study implementation, and IND safety reports and complaint files (as well as any foreign equivalents of the foregoing) with respect to the Product.

                (iii) "Royalty Payment" has the meaning set forth in Section 4.01(b).

                (jjj) "Seller" has the meaning set forth in the Preamble to this Agreement.

                (kkk) "Seller Disclosure Schedule" has the meaning set forth in the preamble to Article VI of this Agreement.

                (lll) "Seller Governmental Consent" has the meaning set forth in
Section 6.03(a).

                (mmm) "Seller Third Party Consent" has the meaning set forth in
Section 6.03(b).

                (nnn) "Soliciting Party" has the meaning set forth in Section 8.05.

                (ooo) "Tax" means all of the following tax in connection with the operations of the Business or the transactions contemplated hereby: (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment imposed by any governmental, regulatory or administrative entity or agency responsible for the imposition of any such tax (domestic or foreign); (ii) any Liability for the payment of any amounts of the type described in (i) as a result of being a member of any affiliated, consolidated, combined, unitary or other group for any Taxable period; and (iii) any Liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or Implied obligation to indemnify any other person.

                (ppp) "Territory" means the United States of America and its possessions and territories.

                (qqq) "Third Party Claim" has the meaning set forth in Section 11.02(d).

                (rrr) "Transition Chargebacks" has the meaning set forth in
Section 8.10(d).

                (sss) "Transition Services " has the meaning set forth in
Section 4.03.

        SECTION 1.02 CONSTRUCTION OF CERTAIN TERMS AND PHRASES.

        Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (d) the terms "Article," "Section" or "Exhibit" refer to the specified Article, Section or Exhibit of this Agreement; (e) the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase, "and/or"; and (f) the term "including" means "Including without limitation." Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used but not defined herein shall have the meaning ascribed to such terms under U.S. Generally Accepted Accounting Principles, consistently applied.


                                   ARTICLE II

                PURCHASE AND SALE OF ASSETS AND PRODUCT INVENTORY


        SECTION 2.01 PURCHASE AND SALE OF ASSETS AND PRODUCT INVENTORY.

                (a) Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver good and marketable title to the Purchased Assets used by Seller in conducting the Business to Buyer, and Buyer shall purchase, acquire and accept from Seller, as of the Closing, the Purchased Assets relating to the Territory free and clear of all Encumbrances, except as otherwise specifically provided in this Agreement.

                (b) Notwithstanding anything contained in this Agreement to the contrary, (i) from and after the Closing, Seller shall retain all of its right, title and interest in and to the Excluded Assets and (ii) Seller may retain an archival copy of all Assumed Contracts, Books and Records, Marketing Materials and other documents or materials conveyed hereunder.

        SECTION 2.02 ASSIGNABILITY AND CONSENTS.

        Notwithstanding anything to the contrary contained in this Agreement, if the sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery to Buyer of any asset that would be a Purchased Asset is (a) prohibited by any applicable Law or (b) would require any authorizations, approvals, consents or waivers from a third Person or Governmental or Regulatory Authority and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing, then in either case the Closing shall proceed without the sale, assignment, transfer, conveyance or delivery of such asset and this Agreement shall not constitute an agreement for the sale, assignment, transfer, conveyance or delivery of such asset; provided that nothing in this Section 2.02 shall be deemed to waive the rights of Buyer not to consummate the transactions contemplated by this Agreement if the conditions to its obligations set forth in Article X have not been satisfied. In the event that the Closing proceeds without the sale, assignment, transfer, conveyance or delivery of any such asset, then following the Closing, the Parties shall use their reasonable best efforts, and cooperate with each other, to obtain promptly such authorizations, approvals, consents or waivers; provided, however, that, except as provided for in Section 8.09, Seller shall not be required to pay any consideration to obtain in any such authorization, approval, consent or waiver. Pending such authorization, approval, consent or waiver, the Parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide to Buyer the benefits of use of such asset and to Seller the benefits, including any indemnities, that, in each case, it would have obtained had the asset been conveyed to Buyer at the Closing. To the extent that Buyer is provided the benefits pursuant to this Section 2.02 of any Contract, Buyer shall (x) perform for the benefit of the other parties thereto the obligations of Seller thereunder and (y) shall satisfy any related Liabilities with respect to such Contract that, but for the lack of an authorization, approval, consent or waiver to assign such obligations or Liabilities to Buyer, would be Assumed Liabilities. Once authorization, approval, consent or waiver for the sale, assignment, transfer, conveyance or delivery of any such asset not sold, assigned, transferred, conveyed or delivered at the Closing is obtained, Seller shall assign, transfer, convey and deliver such asset to Buyer at no additional cost to Buyer.

                                   ARTICLE III

                            ASSUMPTION OF LIABILITIES


        SECTION 3.01 ASSUMPTION OF ASSUMED LIABILITIES.

                (a) Subject to the terms and conditions of this Agreement, as of the Closing Date, Buyer agrees to assume, satisfy, perform, pay, discharge and otherwise be responsible for the Assumed Liabilities.

                (b) Other than the Assumed Liabilities, Buyer shall not assume or be deemed to have assumed or guaranteed, or otherwise be responsible for, any Excluded Liability or any other Liability or obligation of any nature, whether direct or indirect, of Seller or any of its Affiliates relating to the Purchased Assets or otherwise, without regard to whether such Liability or obligation is known, knowable, or unknown, matured or unmatured, liquidated or unliquidated, fixed or contingent, arising out of acts, omissions or occurrences prior to, the Closing Date or any conditions existing prior to the Closing Date.


                                   ARTICLE IV

                           PURCHASE PRICE AND PAYMENT


        SECTION 4.01 PURCHASE PRICE.

                (a) Closing Consideration. As consideration for the Purchased Assets (including the Product Inventory), Buyer shall:

                        (i) pay to Seller Fifteen Million Dollars ($15,000,000) at Closing (the "Closing Payment") and

                        (ii) assume the Assumed Liabilities as of the Closing.

        The Closing Payment shall be evidenced by cross- receipts ; provided, however, that Buyer shall finance the Closing Payment subject to and in accordance with the terms of the Securities Purchase Agreement. The Closing Payment is non-refundable and not subject to any future performance obligations upon Seller or its affiliates.

                (b) Additional Consideration. In addition to the Closing Payment, Buyer shall pay to EPIL a royalty equal to *** of Net Sales (each a "Royalty Payment") for sales made during a period of *** commencing as of *** and ending as


*** Certain information (indicated by an asterisk) has been omitted from this document pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

of *** (the "Royalty Period"); provided, however, commencing in the year beginning ***, the Royalty Payment shall only be payable on annual Net Sales of up to ***. The Royalty Payment shall be paid by Buyer to EPIL on a quarterly basis, within forty- five (45) days following the end of each calendar quarter (or if such day is not a Business Day, then the Business Day immediately thereafter) by wire transfer of immediately available funds to an account or accounts designated by EPIL prior to the date on which such payment is due.

                (c) Determination of Net Sales. As soon as practical, but under no circumstances more than forty-five (45) days after the last day of each Annual Period, Buyer shall provide EPIL with a calculation, in reasonable detail, of the Net Sales for the applicable period.

        SECTION 4.02 IMPACT OF FAILURE TO MAKE PAYMENTS.

        The failure by Buyer to make any payments due to Seller pursuant to
Section 4.01(b) shall constitute an "Event of Default" under the Note.

        SECTION 4.03 TRANSITION SERVICES.

During the sixty (60) day period following Closing, Seller shall continue to perform on behalf of Buyer, certain critical transition services with respect to the sale and distribution of the Product ("Transition Services") as may be mutually agreed to in writing in good faith by the Parties. In consideration of the Transition Services, Buyer shall pay Seller its actually fully burdened cost plus ten percent (10%) together with all out-of pocket costs and expenses. For the avoidance of doubt, no portion of the consideration paid by Buyer for the Purchased Assets shall be repayable by Seller in the event that such Transition Services are not performed by Seller.

                                    ARTICLE V

                                     CLOSING


        SECTION 5.01 TIME AND PLACE.

        The closing of the transactions contemplated by this Agreement, including the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities (the "Closing"), shall take place simultaneously with the execution of this Agreement, which shall occur on or before June 29th, 2001 at the offices of Reitler Brown LLC, 800 Third Avenue, 21st Floor, New York, New York 10022, unless another time or place shall be agreed to by the Parties.


*** Certain information (indicated by an asterisk) has been omitted from this document pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

        SECTION 5.02 DELIVERIES AT CLOSING

                (a) Closing Deliveries by Seller and/or its Affiliates.

        At the Closing, Seller shall deliver or cause to be delivered to Buyer:

                        (i) each of the Patent assignment, trademark assignment and other intellectual property assignment documents necessary to transfer the Intellectual Property and the Registered Intellectual Property to Buyer in form and substance reasonably acceptable to Seller and Buyer;

                        (ii) assignment and assumption agreements, in form and substance reasonably acceptable to Seller and Buyer, assigning to Buyer all rights and obligations of Seller and its Affiliates in and to the Assumed Contracts;

                        (iii) copies of all Seller Governmental Consents and Seller Third Party Consents; and

                        (iv) the certificates and other documents to be delivered pursuant to Article X hereof; and

                        (v) an opinion of counsel to the effect that the
                transactions contemplated by this Agreement have been duly and validly authorized by the Seller, the Seller has due authority to sell the Purchased Assets.

                (b) Closing Deliveries by Buyer.

        At the Closing, Buyer shall deliver or cause to be delivered to Seller and/or its Affiliates:

                        (i) the Closing Payment; and

                        (ii) the certificates and other documents to be delivered pursuant to Article IX hereof.


                                   ARTICLE VI

                    REPRESENTATIONS AND WARRANTIES OF SELLER


        Seller represents and warrants to Buyer as of the date hereof, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate Sec-tions hereof) supplied by Seller to Buyer and dated as of the date hereof (the "Seller Disclosure Schedule"), which Seller Disclosure Schedule shall be deemed to be representations and warranties of Seller as if made herein, as follows:

        SECTION 6.01 CORPORATE ORGANIZATION OF SELLER.

        EP is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own its assets and carry on its business as currently conducted by it. EPIL is a corporation duly organized, validly existing and in good standing under the laws of the Republic of Ireland and has all requisite power and authority to own its assets and carry on its business as currently conducted by it. Each Seller is duly authorized to conduct its business and is in good standing in each jurisdiction where such qualification is required, except for any jurisdiction where failure to so qualify could not reasonably be expected, individually or in the aggregate, to have an Adverse Effect or materially impair or delay Seller's ability to perform its obligations hereunder.

        SECTION 6.02 AUTHORITY OF SELLER.

        Each Seller has all necessary power and authority and has taken all actions necessary to enter into this Agreement and to carry out the transactions contemplated hereby. The Board of Directors or Executive Committee of the Board of Directors of each Seller has taken all action required by Law, its Certificate of Incorporation, Bylaws or other organizational documents and agreements, to be taken by it to authorize the execution and delivery of this Agreement by the Seller and the consummation of the transactions (including the performance by the Seller of its obligations) contemplated hereunder. This Agreement has been duly and validly executed and delivered by each Seller and, when executed and delivered by Buyer, will constitute a legal, valid and binding obligation of each Seller enforceable against it in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

        SECTION 6.03 CONSENTS AND APPROVALS.

        (a) All consents, waivers, approvals, Orders, authorizations of, declarations or filings with any Governmental or Regulatory Authority (each a "Seller Governmental Consent") that are required by or with respect to Seller or its Affiliates in connection with the execution and delivery if this Agreement by the Seller, and its performance of its obligations hereunder are set forth on
Section 6.03(a) of the Seller Disclosure Schedule. Each Seller Governmental Consent has been obtained, except to the extent that the failure to obtain such Seller Governmental Consent would not have an Adverse Effect.

                (b) All consents, waivers, approvals, authorizations of, or notices to, any third party (other than a Governmental or Regulatory Authority) (each a "Seller Third Party-Consent") that are required by or with respect to Seller or its Affiliates in connection with the execution and delivery of this Agreement by the Seller, and its performance of its obligations hereunder are set forth on Section 6.03(b) of the Seller Disclosure Schedule. Each Seller Third Party Consent has been obtained, except to the extent that the failure to obtain such Seller Third Party Consent would not have an Adverse Effect.

        SECTION 6.04 NON-CONTRAVENTION.

        The execution and delivery by each Seller of this Agreement does not, and the performance by it of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

                (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Certificate of Incorporation, Bylaws or other applicable organizational documents of each Seller;

                (b) conflict with or result in a violation or breach of any term or provision of any Law applicable to each Seller, the Business or the Purchased Assets, other than such conflicts, violations or breaches as would not have an Adverse Effect; or

                (c) conflict with or result in a breach or default (or an event which, with notice or lapse of time or both, would constitute a breach or default) under, or result in the termination or cancellation of, or accelerate the performance required by, or result in the creation or imposition of any security interest, lien or any other Encumbrance (other than a Permitted Encumbrance) upon any Assumed Contract, other than such conflicts, breaches or defaults as would not have an Adverse Effect.

        SECTION 6.05 ASSUMED CONTRACTS.

        Section 6.05 of the Seller Disclosure Schedule sets forth a complete and correct list of each Assumed Contract where the payment obligations after the Closing exceed Twenty-Five Thousand Dollars ($25,000.00). Each of the Assumed Contracts is in effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of Seller or an Affiliate of Seller; and Seller has performed all of its required material obligations under, and is not in material violation or breach of or default under, any such Assumed Contract. To the Knowledge of Seller, the other parties to the Assumed Contracts are not in material violation or breach of or default under, and have not given any notice of any claim of default under, any such Assumed Contract. Seller has made available to Buyer complete and correct copies of all Assumed Contracts identified in Section 6.05 of the Seller Disclosure Schedule.

        SECTION 6.06 PURCHASED ASSETS GENERALLY.

        Seller has good and marketable title to the Books and Records, Equipment and Marketing Materials, free and clear of all Encumbrances (other than Permitted Encumbrances). The Purchased Assets and the Product Inventory include all material assets and properties that are owned, licensed or controlled by Seller with respect to the Product and that are reasonably required for Buyer to operate the Business after the Closing in substantially the manner and substantially to the extent operated by Seller prior to the Closing; provided, however, that Buyer acknowledges and agrees that (a) the Purchased Assets exclude any items to the extent that (i) any applicable Law prohibits their transfer or (ii) any transfer thereof would subject Seller or any of its Affiliates to any contractual or other Liability or obligation and (b) certain items have been expressly excluded from the definition of Purchased Assets and the components thereof.

        SECTION 6.07 INTELLECTUAL PROPERTY RIGHTS.

        Section 6.07 of the Seller Disclosure Schedule sets forth a complete and correct list of all Intellectual Property that is registered in the Territory, is owned or licensed by Seller and used by Seller in connection with the Product. Seller or its Affiliates own all right, title and interest in and to, or have a license, sublicense or other permission to use, all of the Registered Intellectual Property, free and clear of all Encumbrances except Permitted Encumbrances. All necessary registration, maintenance and renewal fees in connection with such Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Registered Intellectual Property have been filed with the relevant copyright, trademark or patent Governmental or Regulatory Authorities and are currently in force.

        SECTION 6.08 LITIGATION.

        Except as set forth on Section 6.08 of the Seller Disclosure Schedule, which Seller will continue to be solely responsible for and indemnify Buyer against, (i) there are no actions, suits, proceedings, investigations, arbitration proceedings or other proceedings pending or, to the knowledge of Seller, threatened against or affecting the Product or the Purchased Assets by or before any Governmental or Regulatory Authority, or by or before any arbitrator, and (ii) there is not currently outstanding against Seller any judgment, decree, injunction, rule, order or award of any Governmental or Regulatory Authority or arbitrator relating to the Product or the Purchased Assets.

        SECTION 6.09 FINANCIAL INFORMATION.

        Seller has provided all material financial information related to the Purchased Assets requested by Buyer to the extent reasonably available to Seller. Such financial information was derived from the books and records of Seller and was prepared by Seller in accordance with generally accepted accounting principles consistently applied and fairly and accurately presents, in all material respects, the sales and contributions of and other information with respect to the Product for the periods shown. No representation or warranty whatsoever is made with respect to any financial projections provided by Seller.

        SECTION 6.10 REGULATORY APPROVALS; COMPLIANCE WITH LAW.

                (a) Section 6.10(a) of the Seller Disclosure Schedule sets forth the new drug applications and new drug submissions for the Product. Seller has obtained all of the necessary Regulatory Approvals relating to the manufacture and sale of the Product in the Territory as currently conducted and has not failed to obtain any such Regulatory Approval which could reasonably be expected to have an Adverse Effect. Seller has made available to Buyer complete and correct copies of all Regulatory Approvals.

                (b) Except as set forth on Section 6.10(b) of the Seller Disclosure Schedule or which could reasonably be expected to have an Adverse Effect, Seller has conducted and is currently conducting the manufacturing, promotion, advertising, marketing and sale of the Product in compliance with all applicable laws, rules, regulations and court or administrative orders and processes, cGMP as in effect at the time of manufacture, Product specifications, Regulatory Approvals and Drug Master Files relating to the Product. Except as disclosed on Sections 6.08 and 6.10(b) of the Seller Disclosure Schedule, Seller has not received any written notice of violation of any applicable law, regulation or requirement relating to the Product or the Purchased Assets within the past five years. (c) Seller has operated the Business in the ordinary course so as to preserve the Business intact and to preserve the Business and the goodwill of Seller's suppliers, customers, distributors and others having business relations with it.

        SECTION 6.12 SUPPLIERS AND MANUFACTURERS.

        Except as set forth on Section 6.12 of the Seller Disclosure Schedules, Seller has not received any notice or has any valid reason to believe that any such supplier or manufacturer will not sell Product to the Seller at any time after the Closing on terms and conditions substantially similar to those currently in effect, subject only to the terms and conditions set forth in any Contract between any such supplier or manufacturer and Seller.

        SECTION 6.13 INVENTORY.

        The Product Inventory was acquired and has been maintained in accordance with the regular business practices of Seller, consists of new and unused items of a quality and quantity usable or saleable in the Ordinary Course of Business.

        SECTION 6.14 ASSUMPTION OF ONGOING CLINICAL TRIALS.

        There are no ongoing clinical trials involving the Product as of the Closing Date.

        SECTION 6.15 BROKERS.

        Seller has not retained any broker in connection with the transactions contemplated hereunder. Buyer has no, and will have no, obligation to pay any brokers, finders, investment bankers, financial advisors or similar fees in connection with this Agreement or the transactions contemplated hereby by reason of any action taken by or on behalf of Seller.

        SECTION 6.16 DISCLOSURE.

        None of the representations or warranties made by the Seller herein as of the date of such representations and warranties, and none of the statements contained in any other written materials with respect to the Purchased Assets furnished by Seller to Buyer in connection with this Agreement, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

        SECTION 6.17 BOOKS AND RECORDS.

        Seller has made and kept Books and Records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of Seller with respect to the Purchased Assets.

        SECTION 6.18 NO OTHER AGREEMENTS TO SELL THE ASSETS.

        None of Seller or any of its officers, directors, shareholders or Affiliates have any commitment or legal obligation, absolute or contingent, to any other Person or firm other than Buyer to sell, assign, transfer or effect a sale of any of the Purchased Assets (other than inventory in the Ordinary Course of business) or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

        SECTION 6.19 NO OTHER WARRANTIES.

        EXCEPT AS SET FORTH IN THIS ARTICLE VI, SELLER IS SELLING THE PURCHASED ASSETS AND PRODUCT INVENTORY HEREUNDER ON AN "AS IS" BASIS WITHOUT REPRESENTATION OR WARRANTY AS TO THE PRODUCT, THE PRODUCT INVENTORY, THE PURCHASED ASSETS OR THE BUSINESS WHETHER EXPRESS OR IMPLIED INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR INFRINGEMENT OF THIRD PARTY RIGHTS.

                                   ARTICLE VII

                     REPRESENTATIONS AND WARRANTIES OF BUYER


        Buyer represents and warrants to Seller as of the date hereof, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate Sections hereof) supplied by Buyer to Seller and dated as of the date hereof (the "Buyer Disclosure Schedule"), which Buyer Disclosure Schedule shall be deemed to be representations and warranties of Buyer as if made herein, as follows:

        SECTION 7.01 CORPORATE ORGANIZATION.

        Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own its assets and carry on its business as currently conducted by it. Buyer is duly authorized to conduct its business and is in good standing in each jurisdiction where such qualification is required, except for any jurisdiction where failure to so qualify could not reasonably be expected, individually or in the aggregate, to have a material adverse effect on Buyer or materially impair or delay Buyer's ability to perform its obligations hereunder.

        SECTION 7.02 AUTHORITY OF BUYER.

        Buyer has all necessary power and authority and has taken all actions necessary to enter into this Agreement and to carry out the transactions contemplated hereby. The Board of Directors of Buyer has taken all action required by Law, its Certificate of Incorporation, Bylaws or otherwise to be taken by it to authorize the execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and, when executed and delivered by Seller, will constitute a legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors rights generally, and
(b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

        SECTION 7.03 CONSENTS AND APPROVALS.

                (a) All consents, waivers, approvals, Orders, authorizations of, declarations or filings with any Governmental or Regulatory Authority (each a "Buyer Governmental Consent") that are required by or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer, and its performance of its obligations hereunder are set forth on Schedule 7.03(a). Each Buyer Governmental Consent has been obtained, except to the extent that the failure to obtain such Buyer Governmental Consent would not have an Adverse Effect.

                (b) All consents, waivers, approvals, authorizations of, or notices to, any third party (other than a Governmental or Regulatory Authority) (each a "Buyer Third Party Consent") that are required by or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer, and its performance of its obligations hereunder are set forth on Schedule 7.03(b). Each Buyer Third Party Consent has been obtained, except to the extent that the failure to obtain such Buyer Third Party Consent would not have an Adverse Effect.

        SECTION 7.04 NON-CONTRAVENTION.

        The execution and delivery by Buyer of this Agreement does not, and the performance by it of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

                (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Certificate of Incorporation, Bylaws or other organizational documents of Buyer;

                (b) conflict with or result in a violation or breach of any term or provision of any Law applicable to Buyer other than such conflicts, violations or breaches as would not have an Adverse Effect; or

                (c) conflict with or result in a breach or default (or an event which, with notice or lapse of time or both, would constitute a breach or default) under, or result in the termination or cancellation of, or accelerate the performance required by, or result in the creation or imposition of any security interest, lien or any other Encumbrance (other than a Permitted Encumbrance) upon any Contract to which Buyer is a party or by which Buyer or any of its assets is bound, other than such conflicts, breaches or defaults as would not have an Adverse Effect.

        SECTION 7.05 LITIGATION.

        There are no Actions or Proceedings pending, or to the Knowledge of Buyer threatened or reasonably anticipated, against, relating to, affecting or arising in connection with (i) this Agreement or (ii) the transactions contemplated by this Agreement. Buyer is not subject to any Order that could reasonably be expected to materially impair or delay the ability of Buyer to perform its obligations hereunder.

        SECTION 7.06 BROKERS.

        Buyer has not retained any broker in connection with the transactions contemplated hereunder. Seller has no, and will have no, obligation to pay any brokers, finders, investment bankers, financial advisors or similar fees in connection with this Agreement or the transactions contemplated hereby by reason of any action taken by or on behalf of Buyer.


                                  ARTICLE VIII

                            COVENANTS OF THE PARTIES


        SECTION 8.01 NON-ASSERTION OF INTELLECTUAL PROPERTY RIGHTS.

                (a) Seller agrees that neither it nor any Affiliate will assert against Buyer, under any patent, trade secret, copyright, trademark or other proprietary right owned or controlled by Seller and used by Seller in the operation of the Business as of the Closing, a claim that the Product or the operation of the Business, infringes such rights owned or controlled by Seller or its Affiliates, excluding, however, the Elan tradename and the Elan trademark and logo upon the exhaustion of the Product Inventory.

                (b) Buyer agrees that it will not alter or deface the Elan tradename or the Elan trademark and logo in operation of the Business while exhausting the Product Inventory.

                (c) Buyer further agrees that it will maintain the same quality of the Product as used by Seller in the operation of the Business as of the Closing for any Product sold under the Elan tradename and Elan trademark and logo and will do nothing to diminish the value of the Elan tradename and Elan trademark and logo.

        SECTION 8.02 COOPERATION.

        Each Party shall cooperate fully with the other in preparing and filing all notices, applications, submissions, reports and other instruments and documents that are necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including Seller's cooperation in the efforts of Buyer to obtain any consents and approvals of any Governmental or Regulatory Authority required for Buyer to be able to own the Purchased Assets. Each Party shall cooperate fully with the other in connection with the delivery to Buyer of physical possession of all tangible personal property included in the Purchased Assets.

        SECTION 8.03 ACCESS.

                (a) Upon the request of Seller, Buyer shall for a period of (5) years following the Closing to the extent permitted by Law, grant to Seller and its representatives the right, during normal business hours, to inspect and copy the Books and Records and other documents in Buyer's possession to the extent pertaining to the operation of the Business prior to the Closing Date for Tax purposes and in connection with Actions or Proceedings.

                (b) For a period of five (5) years following the Closing, Buyer agrees to keep and maintain all Books and Records and other documents in existence on the Closing Date and make personnel of Buyer or its Affiliates available to Seller or its representatives to the extent such access is reasonably related to any Excluded Assets or otherwise necessary for Seller to comply with or enforce the terms of this Agreement or comply with any applicable Law; it being understood that Seller shall reimburse Buyer promptly for its reasonable and necessary out of pocket expenses incurred in complying with any such request by or on behalf of Seller.

        SECTION 8.04 PUBLIC ANNOUNCEMENTS.

        Neither Seller nor Buyer shall issue any press release or make any public announcement with respect to this Agreement and the transactions contemplated hereby without obtaining the prior written consent of the other Party.

        SECTION 8.05 NON-SOLICITATION.

        Each Party (the "Soliciting Party") agrees that, without the prior written consent of the other Party (the "Non-soliciting Party"), for a period commencing on the date hereof and expiring on the second (2nd) anniversary of the Closing Date, the Soliciting Party will not directly or indirectly (a) induce, encourage or solicit any officer or employee of the Non-soliciting Party or any of its Affiliates to leave such employment or to accept any other position or employment with the Soliciting Party or (b) assist any Affiliate or representative of the Soliciting Party in hiring such employee. However, nothing in this Section 8.05 shall prohibit the Soliciting Party from indirectly inducing, encouraging or soliciting such officers or employees to leave the Non-soliciting Party through the use of general advertisements in trade journals and the like.

        SECTION 8.06 CORPORATE NAMES.

                (a) Except as set forth in this Section 8.06, following the Closing, Buyer shall not have any rights by virtue of this Agreement or any of the transactions or agreements contemplated hereby to any names, trademarks, trade names, trade dress or logos relating to

Seller or any of the Affiliates of Seller or any of their products other than those included in the Intellectual Property (the "Corporate Names").

                (b) Buyer may use in connection with its operation of the Business following the Closing (until such time, if any, as any Governmental or Regulatory Authority shall otherwise not permit Buyer to do so), items of Product Inventory that bear any of the Corporate Names, it being understood that Buyer will use its reasonable best efforts to use or sell such items of Product Inventory prior to selling any other product under the trademark or trade name of the Product.

                (c) Buyer may use Marketing Materials that were transferred to Buyer as Purchased Assets that bear any of the Corporate Names in connection with its operation of the Business following the Closing and for up to ninety
(90) days thereafter; and thereafter Buyer may use such Marketing Materials only if Buyer completely removes all Corporate Names from, or completely covers all Corporate Names on, such materials. Buyer acknowledges and agrees that Seller shall have no Liability or other obligation arising out of or in connection with Buyer's or it Affiliate's use of the Marketing Materials.

        SECTION 8.07 PRODUCT INVENTORY.

        From and after the Closing, Buyer shall hold, store, and ship any Product Inventory substantially in accordance with (i) all applicable Laws, (ii) current cGMPs, (iii) the applicable Regulatory Approvals, and (iv) applicable analytical methods and procedures, material specifications, master batch records, and stability protocols.

        SECTION 8.08 DIFFERENTIATION OF PRODUCTS.

        From and after the Closing, Buyer shall use commercially reasonable efforts to promptly institute appropriate procedures to ensure that products and goods of the Business manufactured, finished or sold by, or on behalf of, Buyer can be distinguished from products and goods manufactured, finished or sold by, or on behalf of, Seller and its Affiliates; provided, however, Buyer shall not be obligated to change in any way any trademark or logo specifically relating to "Midrin."

        SECTION 8.09 REGULATORY MATTERS.

                (a) The transfer by Seller to Buyer of each Regulatory Approval pursuant to the terms hereof shall be at Seller's cost; provided that after such transfer, Buyer shall be solely responsible and liable for (i) taking all actions, paying all fees and conducting all communication with the appropriate Governmental or Regulatory Authority required by Law in respect of such Regulatory Approval, including preparing and filing all reports (including adverse drug experience reports) with the appropriate Governmental or Regulatory Authority, and (ii) taking all actions and conducting all communication with third parties in respect of Product sold pursuant to such Regulatory Approval (whether sold before or after transfer of such Regulatory Approval), including responding to all complaints in respect thereof, including complaints related to tampering or contamination, and (iii) investigating all complaints and adverse drug experiences in respect of Product sold pursuant to such Regulatory Approval (whether sold before or after transfer of such Regulatory Approval). Seller shall cooperate with Buyer's reasonable requests and use commercially reasonable efforts to assist Buyer in connection with any of the foregoing.

                (b) From and after the transfer by Seller to Buyer of each Regulatory Approval pursuant to the terms hereof, Seller promptly (and in any event within the time periods required by law) shall notify Buyer if Seller receives a complaint or a report of an adverse drug experience in respect of a Product sold pursuant to such Regulatory Approval. In addition, Seller shall cooperate with Buyer's reasonable requests and use commercially reasonable efforts to assist Buyer in connection with the investigation of and response to any complaint or adverse drug experience related to a Product sold by Seller or its Affiliates.

                (c) From and after the transfer by Seller to Buyer of each Regulatory Approval pursuant to the terms hereof, Buyer, at its cost, shall be solely responsible and liable for conducting all voluntary and involuntary recalls of units of Product sold pursuant to such Regulatory Approval (whether sold before or after transfer of such Regulatory Approval), including recalls required by any Governmental or Regulatory Authority and recalls of units of Product sold by Seller or its Affiliates deemed necessary by Buyer in its reasonable discretion; provided, however, that in the event that any such recall is attributable to Product sold by Seller or its Affiliates prior to the Closing, then Seller shall reimburse Buyer for all reasonable expenses in connection with the recall of such Product. Each Party promptly (and in any event within the time periods required by law) shall notify the other Party in the event that a recall of Product sold by Seller or its Affiliates is necessary.

        SECTION 8.10 PRODUCT RETURNS, CHARGEBACKS AND REBATES.

                (a) Product Returns. Seller will, at its sole cost and expense, process and issue credits (or render payment in such other form as Seller may determine) for all returned Product bearing Seller's NDC numbers, unless sold by Buyer after the Closing, in which case Buyer shall be responsible for handling such returns. Such handling of returned Products by Seller, and the issuance of any credits or other form of reimbursement in connection therewith, shall be in accordance with Seller's returned goods policy in effect on the Closing. Buyer will process, and be solely responsible for reimbursements with respect to Product returns arising with respect to, or resulting from, shipping errors, damage in transit and shortages relating to Buyer's sales of Products after the Closing and Product with Buyer's NDC number.

                        (i) Except as otherwise provided herein, Buyer and Seller will not bill one another for costs incurred strictly for the processing of claims for returned Products.

                        (ii) Buyer shall inform Seller as to its policy regarding the handling and/or destruction of Product returns after the Closing. Buyer and Seller shall be responsible for the handling of any Product returned to their respective returns handling facility. If Buyer or Seller handles Product for which the other was financially responsible as set forth in this Section, that party shall bill the other party for the cost of such handling. Each such invoice shall set forth the number of units processed, together with such other information as shall be necessary to support the invoice. Each party shall, within thirty (30) days of its receipt of invoice, pay the other party for the full invoiced amount.

                (b) Government Rebates. Seller shall be responsible for all rebates pursuant to any government rebate program with respect to government claims for the Products indicating Seller's NDC numbers, unless sold by Buyer after the Closing, in which case Buyer shall be responsible for such rebates. Buyer shall reimburse Seller for all rebates that Seller is obligated to pay with respect to government claims relating to Buyer's sales of Products after the Closing and Product with Buyer's NDC number. All payments due Seller under this Section shall be made within thirty (30) days of submission to Buyer of invoices that describe the requested payments in reasonable detail.

                (c) Commercial Rebates. Seller shall be responsible for all commercial rebates with respect to the Product indicating Seller's NDC numbers, unless sold by Buyer after the Closing, in which case Buyer shall bear responsibility for such commercial rebates. Notwithstanding the foregoing, Buyer and Seller agree that (a) Seller's financial liability for the commercial rebates after the Closing shall be limited to those commercial customers with which Seller has a rebate obligation as of the Closing and (b) any such payments by Seller shall be made on the terms and conditions comparable to Seller's rebate obligations as of the Closing with respect to each commercial customer and shall be based on Seller's terms of agreement with the respective contract. Any rebates relating to Buyer's sales of Products after the Closing and Product with Buyer's NDC number will be the liability of Buyer. To the extent that Seller processes such claims, Buyer shall reimburse Seller within thirty (30) days of receipt of invoices that describe the requested payments in reasonable detail.

                (d) Chargeback Claims. Seller shall be financially responsible for all chargeback claims for the Products indicating Seller's NDC numbers, unless sold by Buyer after the Closing, in which case Buyer shall bear such financial responsibility (the "Transition Chargebacks"). Buyer shall process and be financially liable for all chargeback claims relating to Buyer's sales of Products after the Closing and Product with Buyer's NDC number. Buyer and Seller agree that (a) Seller's financial liability for the Transition Chargebacks shall be limited to those commercial customers with which Seller has chargeback obligations as of the Closing, and (b) any such chargebacks issued by Seller shall be made on terms and conditions comparable to Seller's obligations as of the Closing with respect to each customer and shall be based on Seller's terms of respective agreements as of the Closing.

                (e) Continuing Rebate and Chargeback Obligations. Seller shall provide Buyer monthly reports in reasonable detail setting forth the amount of rebates and chargeback claims for which it was financially responsible for the current month and on a cumulative basis. Seller shall cause its representatives and employees to be available to Buyer, during normal business hours and upon reasonable prior written notice to Seller, to discuss any questions or comments of Buyer concerning such report.

                (f) Nonsolicitation of Product Returns. Buyer hereby covenants to Seller that Buyer shall not solicit Product returns from distribution channels following the Closing.



        SECTION 8.11 ADVERSE EXPERIENCE REPORTS.

        At a mutually agreed upon time after the Closing, Seller shall provide Buyer with information relating to the investigation and reporting of adverse experiences regarding the Product since the Product launch and all information which is materially relevant to the safe use of the Product in Seller's possession as of the Closing. After the Closing, Seller shall promptly submit to Buyer all adverse drug experience information or customer complaints brought to the attention of Seller in respect of the Product, as well as any material events and matters concerning or affecting the safety or efficacy of the Product. After the Closing, Buyer shall have all responsibility for required reporting of adverse experiences for the Product.



        SECTION 8.12 MULTI-PRODUCT CONTRACTS.

        Section 8.12 of the Seller Disclosure Schedule sets forth a complete and correct list of each Contract to which Seller or any of its Affiliates is a party and pursuant to which Seller or its Affiliates sells Product, together with other pharmaceutical products of Seller and its Affiliates, to a third party (the "Multi-Product Contracts"). Seller has made available to Buyer copies of all Multi-Product Contracts; provided that such copies have been redacted to prevent disclosure of information not related to the Product. From and after the transfer by Seller to Buyer of each Regulatory Approval pursuant to the terms hereof, Buyer shall honor and perform all obligations and Liabilities of Seller and its Affiliates under and pursuant to each Multi-Product Contract with respect to supplying Product to the applicable third party pursuant to such Regulatory Approval. Seller agrees that after the transfer of such Regulatory Ap-proval it will not take any action with respect to any Multi-Product Contract that would extend the term of such Multi-Product Contract with respect to any Product, create or agree to any additional obligations with respect to the Product, or otherwise adversely affect Buyer or the Business (other than to terminate any such Multi-Product Contract), without the prior written consent of Buyer. Seller further agrees that, at the direction of Buyer (to be given promptly following the Closing), Seller shall either terminate or assign to Buyer the rights and obligations with respect to the Product under each such Multi-Product Contract, to the extent permitted by the terms thereof, as soon as practicable after obtaining Buyer's direction.

        SECTION 8.13 MANNER OF BUSINESS.

        From and after the Closing Date, Buyer shall not, by any action or omission cause sales of the Product to occur later than they would otherwise have occurred during the ordinary course of business or cause returns of the Product to occur earlier than they would otherwise have occurred.



        SECTION 8.14 COMPLIANCE AUDITS.

        From time to time as either Party may elect during the period commencing with the Closing Date and ending on December 31, 2002 (except in the case of Seller in connection with any Royalty Payment, which period shall extend until no further Royalty Payments are due Seller from Buyer in connection with this Agreement), during normal business hours and upon reasonable prior written notice to the other Party, each Party shall permit duly authorized representatives of the other Party to review and inspect the premises, facilities, inventory, records and documentation maintained by the other Party for the purpose of determining compliance with the obligations under this Agreement.

        SECTION 8.15 LABELING REQUIREMENTS.

        Following the Closing, Buyer shall at its own expense and as expeditiously as possible use all reasonable efforts to obtain Buyer Labeling for the Product to be manufactured after the Closing.

        SECTION 8.16 FURTHER ASSURANCES.

                (a) On and after the Closing, Seller shall from time to time, at the request of Buyer, (i) execute and deliver, or cause to be executed and delivered, such other instruments of conveyance and transfer and take such other actions as Buyer may reasonably request, in order to more effectively consummate the transactions contemplated hereby and to vest in Buyer good and marketable title to the Purchased Assets (including assistance in the collec-tion or reduction to possession of any of the Purchased Assets) and (ii) use its commercially reasonable efforts to obtain all consents and waivers and to resolve all material impracticalities of assignment or transfer necessary to convey the Purchased Assets to Buyer.

                (b) On and after the Closing, Buyer shall from time to time, at the request of Seller, take such actions as Seller may reasonably request, in order to more effectively consummate the transactions contemplated hereby, including Buyer's assumption of the Assumed Liabilities.


                                   ARTICLE IX

                     CONDITIONS TO THE OBLIGATIONS OF SELLER


        The obligation of Seller to effect the transactions contemplated hereby is subject to the satisfaction (or waiver by Seller), at or before the Closing, of each of the following conditions:

        SECTION 9.01 REPRESENTATIONS, WARRANTIES AND COVENANTS.

        All representations and warranties of Buyer contained in this Agreement shall be true, correct and complete in all material respects on and as of the Closing Date, as though given on such date, excluding for such purpose any representations and warranties that are by their terms given only as of a specific date, and Buyer shall have performed all agreements and covenants required by this Agreement to be performed by it prior to or on the Closing Date, and Seller shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Buyer.

        SECTION 9.02 NO ACTIONS OR PROCEEDINGS.

        No Actions or Proceedings that question the validity or legality of the transactions contemplated hereby shall have been instituted or threatened and not settled or otherwise terminated.

        SECTION 9.03 CONSENTS.

        All Seller Governmental Consents, Seller Third Party Consents, Buyer Governmental Consents and Buyer Third Party Consents shall have been obtained or made, as the case may be.

        SECTION 9.04 OTHER CLOSING DELIVERIES.

        Buyer shall have delivered to Seller such other certificates and documents customary in transactions similar to those contemplated hereby that are reasonably requested by Seller.


                                    ARTICLE X

                     CONDITIONS TO THE OBLIGATIONS OF BUYER


        The obligation of Buyer to effect the transactions contemplated hereby is subject to the satisfaction (or waiver by Buyer), at or before the Closing, of each of the following conditions:

        SECTION 10.01 REPRESENTATIONS, WARRANTIES AND COVENANTS.

        All representations and warranties of Seller contained in this Agreement shall be true, correct and complete in all material respects on and as of the Closing Date, as though given on and as of such date, excluding for such purpose any representations and warranties that are by their terms given only as of a specific date, and Seller shall have performed all agreements and covenants required by this Agreement to be performed by it prior to or on the Closing Date, and Buyer shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Seller.

        SECTION 10.02 NO ACTIONS OR PROCEEDINGS.

        No Actions or Proceedings that question the validity or legality of the transactions contemplated hereby shall have been instituted or threatened and not settled or otherwise terminated.

        SECTION 10.03 CONSENTS.

        All Seller Governmental Consents, Seller Third Party Consents, Buyer Governmental Consents and Buyer Third Party Consents shall have been obtained or made, as the case may be.

        SECTION 10.04 OTHER CLOSING DELIVERIES.

        Seller shall have delivered to Buyer an opinion of counsel such other certificates and documents customary in transactions similar to those contemplated hereby that are reasonably requested by Buyer.

                                   ARTICLE XI

                                 INDEMNIFICATION


        SECTION 11.01 SURVIVAL OF REPRESENTATIONS, WARRANTIES, ETC.

        The representations, warranties and covenants of Seller and Buyer contained in this Agreement shall survive the Closing and remain in full force and effect indefinitely; provided, however, that the representations and warranties of Seller and Buyer set forth in Article VI and Article VII hereof shall survive the Closing and remain in full force and effect until the Expiration Date. All representations and warranties contained in Article VI and
Article VII of this Agreement and all claims with respect thereto shall terminate on the Expiration Date; provided that if notice of any claim for indemnification pursuant to Section 11.02(a) or 11.02(b) shall have been given prior to the Expiration Date and such notice describes with specificity the circumstances with respect to which such indemnification claim relates, such indemnification claim shall survive until such time as such claim is finally resolved.

        SECTION 11.02 INDEMNIFICATION.

                (a) By Seller. Subject to Sections 11.03 and 11.04, from and after the Closing, Seller shall indemnify, reimburse, defend and hold harmless Buyer, its Affiliates, and their respective officers, directors, employees, agents, successors and assigns (collectively, the "Buyer Indemnified Parties") from and against any and all costs, losses, Liabilities, damages, lawsuits, deficiencies, claims and expenses (including interest, penalties and reasonable fees and disbursements of attorneys paid in connection with the investigation, defense or settlement of any of the foregoing) (collectively, the "Damages"), to the extent incurred in connection with, arising out of, resulting from or incident to (i) any inaccuracy or breach of any covenant, representation, warranty or other agreement of Seller herein, (ii) Seller's conduct of the Business prior to the Closing, including the development, manufacturing, marketing, sale or distribution of the Product prior to the Closing; (iii) the failure of Seller to pay, perform or discharge any Excluded Liabilities; or (iv) the failure of Seller or the transactions contemplated herein to comply with the Bulk Sales laws.

                (b) By Buyer. Subject to Sections 11.03 and 11.04, from and after the Closing, Buyer shall indemnify, defend and hold harmless Seller, its Affiliates and their respective officers, directors, employees, agents, successors and assigns from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (i) any inaccuracy or breach of any covenant, representation, warranty or other agreement of Buyer herein, (ii) Buyer's conduct of the Business from and after the Closing, including the development, manufacturing, marketing, sale or distribution of the Product from and after the Closing; and (iii) the failure of Buyer to pay, perform or discharge any Assumed Liabilities.

                (c) Procedures. The indemnified Party (the "Indemnified Party") shall give the indemnifying Party (the "Indemnifying Party") prompt written notice (an "Indemnification Claim Notice") of any Damages or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under Section 11.02(a) or Section 11.02(b), but in no event shall the Indemnifying Party be liable for any Damages that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a reasonable description of the claim and the nature and amount of such Damages (to the extent that the nature and amount of such Damages are known at such time). The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Damages. All indemnification claims in respect of a Party, its Affiliates or their respective directors, officers, employees and agents (collectively, the "Indemnitees" and each an "Indemnitee") shall be made solely by such Party to this Agreement.

                (d) Third Party Claims. The obligations of an Indemnifying Party under this Section 11.02 with respect to Damages arising from claims of any third party that are subject to indemnification as provided for in Section 11.02(a) or Section 11.02(b) (a "Third Party Claim") shall be governed by and be contingent upon the following additional terms and conditions:

                        (i) At its option, the Indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within thirty (30) days after the Indemnifying Party's receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the Indemnifying Party shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify any Indemnitee in respect of the Third Party Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against any Indemnitee's claim for indemnification. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party that is reasonably acceptable to the Indemnified Party. In the event the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall promptly deliver to the Indemnifying Party all original notices and documents (including court papers) received by any Indemnitee in connection with the Third Party Claim. Should the Indemnifying Party assume the defense of a Third Party Claim, except as provided in subsection (ii) below, the Indemnifying Party shall not be liable to the Indemnified Party or any other Indemnitee for any legal expenses subsequently incurred by such Indemnified Party or other Indemnitee in connection with the analysis, defense or settlement of the Third Party Claim. In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold harmless an Indemnitee from and against the Third Party Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including attorneys' fees and costs of suit) and any Damages incurred by the Indemnifying Party in its defense of the Third Party Claim with respect to such Indemnitee.

                        (ii) Without limiting Section 11.02(d)(i), any Indemnitee shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnitee's own expense unless (A) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (B) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 11.02(d)(1) (in which case the Indemnified Party shall control the defense) or (C) if the Indemnified Party and the Indemnifying Party are both named parties to the proceeding and the Indemnified Party has reasonably concluded that there may be one or more legal defenses that are different from or in addition to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to assume the defense of such action on behalf of the Indemnified Party and the Indemnifying Party shall be liable for all legal expenses incurred by the Indemnified Party in furtherance thereof).

                        (iii) With respect to any Damages relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnitee's becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnitee in any manner, and as to which the Indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnitee hereunder, the Indemnifying Party shall have the sole right to consent to the entry of any Judgment, enter into any settlement or otherwise dispose of such Damages, on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Damages in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 11.02(d)(i), the Indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Damages; provided that it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The Indemnifying Party shall not be liable for any settlement or other disposition of Damages by an Indemnitee that is reached without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed). Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnitee shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Indemnifying Party.

                        (iv) Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each other Indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably-relevant to such Third Party Claim, and making Indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

                (e) Expenses. Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim shall be reimbursed on a quarterly basis by the Indemnifying Party, without prejudice to the Indemnifying Party's right to contest the Indemnified Party's right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

        SECTION 11.03 LIMITATIONS.

                (a) In no event shall Seller be liable for any Damages pursuant to Section 11.02(a) unless and until the aggregate amount of all such Damages exceeds One Hundred Thousand Dollars ($100,000.00), in which case Seller shall be liable for all such Damages in excess of One Hundred Thousand Dollars ($100,000.00); provided that Damages shall not be subject to the limitations set forth in this Section 11.03(a) to the extent that such Damages are payable in connection with (i) Seller's breach of Section 8.01; (ii) Seller's failure to pay Buyer amounts due under Sections 4.01(c), 8.09 and 8.10; and (iii) Seller's failure to pay or otherwise satisfy any Excluded Liabilities.

                (b) In no event shall the aggregate liability of Seller for any Damages pursuant to Section 11.02(a) (other than Damages due to Seller's failure to pay or otherwise satisfy any Excluded Liabilities) exceed the Closing Payment.

                (c) The amount of any Damages under Sections 11.02(a) and 11.02(b) shall be reduced by the amount of any insurance proceeds paid to the Indemnified Party relating to such claim.

                (d) Except with respect to claims based on fraud, after the Closing, the right of the Buyer Indemnified Parties to indemnification under this Article XI shall be the exclusive remedy of the Buyer Indemnified Parties with respect to claims incurred in connection with, arising out of, resulting from or incident to (i) any inaccuracy or breach of any covenant, representation, warranty or other agreement of Seller herein, (ii) Seller's conduct of the Business prior to the Closing, including Seller's development, manufacturing, marketing, sale or distribution of the Product prior to the Closing; (iii) the failure of Seller to pay, perform or discharge any Excluded Liabilities; or (iv) the failure of Seller or the transactions contemplated herein to comply with the Bulk Sales laws.

        SECTION 11.04 LIMITATION OF LIABILITY.

        NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER PARTY NOR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY BY REASON OF ANY REPRESENTATION OR WARRANTY, CONDITION OR OTHER TERM OR ANY DUTY OF COMMON LAW, OR UNDER THE EXPRESS TERMS OF THIS AGREEMENT, FOR ANY CONSEQUENTIAL, SPECIAL OR INCIDENTAL OR PUNITIVE LOSS OR DAMAGE (WHETHER FOR LOSS OF CURRENT OR FUTURE PROFITS, LOSS OF ENTERPRISE VALUE OR OTHERWISE) AND WHETHER OCCASIONED BY THE NEGLIGENCE OF SUCH PARTY OR ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES.


                                   ARTICLE XII

                                  MISCELLANEOUS


        SECTION 12.01 CONFIDENTIALITY.

                (a) In addition to the restrictions contained in Section 8.04, after the Closing, no Party (a "Disclosing Party") shall, without the prior written consent of the other Party (the "Non-disclosing Party"), disclose to any Person Confidential Information (as defined below) of the Non-disclosing Party, except to a Disclosing Party's employees or representatives who need to know such information for any reason contemplated by this Agreement (and then only to the extent that such persons are under an obligation to maintain the confidentiality of the Confidential Information), or use any Confidential Information of the Non-disclosing Party for any reason other than contemplated by this Agreement unless such Disclosing Party has used its best efforts to (i) consult with the Non-disclosing Party and obtain the Non-disclosing Party's prior written consent in a timely manner, and (ii) the Disclosing Party has been advised by counsel that disclosure is required to be made under applicable Law or the requirements of a national securities exchange or another similar regulatory body. In the event that the Disclosing Party is requested or required by documents subpoena, civil investigative demand, interrogatories, requests for or other similar process to disclose any Confidential Information, the Disclosing Party shall provide the Non-disclosing Party with prompt written notice of such request or demands or other similar process so that the Non-disclosing Party may seek an appropriate protective order or, if such request, demand or other similar process is mandatory, waive the Disclosing Party's compliance with the provisions of this Section 12.01 (a) as appropriate.

                (b) The term "Confidential Information" as used in this Section
12.01 means (i) as to Buyer, all confidential information relating to Buyer's business, the Purchased Assets and the Assumed Liabilities, and (ii) as to Seller, all confidential information relating to the Business (other than the Purchased Assets) and the business and operations of the Seller and its Affiliates, including the Excluded Assets and the Excluded Liabilities or other obligations other than the Assumed Liabilities, in each of (i) and (ii) whether disclosed prior to or after the date hereof. The term "Confidential Information" does not include information which becomes generally available to the public other than as a result of disclosure by the Disclosing Party, or becomes available to the Disclosing Party on a non-confidential basis from a source other than the Non-disclosing Party, provided that such source is not bound by a confidentiality agreement with the Non-disclosing Party.

                (c) This Section 12.01 supersedes and replaces in its entirety that certain letter agreement relating to confidentiality between Seller or its Affiliate and Buyer relating to the Product and the Business.

        SECTION 12.02 NOTICES.

        All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission with answer back confirmation or mailed (postage prepaid by certified or registered mail, return receipt requested) or by nationally recognized overnight courier that maintains records of delivery to the Parties at the following addresses or facsimile numbers:

        If to Buyer to:      Women First Healthcare, Inc.
                             12220 El Camino Real
                             Suite 400
                             San Diego, CA 92130
                             Attention:   President and CEO
                             Facsimile:   (858) 509-7538

        With copies to:      Latham & Watkins
                             701 "B" Street, Suite 2100
                             San Diego, California  92101
                             Attention:   Scott N. Wolfe, Esq.
                             Facsimile:   (619) 696-7419

        If to Seller to:     Elan Pharma International Limited
                             WIL House
                             County Clare, Shannon, Ireland
                             ATTN:   Director
                             Phone:  011-353-1709-4708

                             Elan Pharmaceuticals, Inc.
                             800 Gateway Boulevard
                             South San Francisco, CA 94080
                             Attention:   Vice President Legal Affairs
                             Facsimile:   (650)  875-3620

        With copies to:       Reitler Brown LLC
                             800 Third Avenue, 21st Floor
                             New York, New York 10022
                             Attention:   David Robbins
                             Facsimile:   212-371-5500

        All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon receipt, (ii) if delivered by facsimile to the facsimile number as provided in this Section, be deemed given upon receipt by the sender of the answer back confirmation and (ii) if delivered by mail in the manner described above or by overnight courier to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Parties hereto in accordance with the terms; of this Section.

        SECTION 12.03 ENTIRE AGREEMENT.

        This Agreement, together with the (and all Exhibits and Schedules attached hereto and thereto and all other documents delivered in connection herewith and therewith) supersedes all prior discussions and agreements among the Parties with respect to the subject matter hereof and thereof and contains the sole and entire agreement among the Parties hereto and thereto with respect to the subject matter hereof and thereof.

        SECTION 12.04 WAIVER.

        Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

        SECTION 12.05 AMENDMENT.

        This Agreement may be amended, supplemented or modified only by a written instrument duly executed by each Party hereto.

        SECTION 12.06 THIRD PARTY BENEFICIARIES.

        The terms and provisions of this Agreement are intended solely for the benefit of each Party hereto (including, in the case of Seller, Seller's Affiliates) and their respective successors or permitted assigns and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

        SECTION 12.07 ASSIGNMENT; BINDING EFFECT.

        Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party hereto, other than to an Affiliate, without the prior written consent of the other Party hereto (which consent shall not be unreasonably withheld) and any attempt to do so will be void. This Agreement is binding upon, inures to the benefit of and is enforceable by the Parties hereto and their respective successors and permitted assigns.

        SECTION 12.08 HEADINGS.

        The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

        SECTION 12.09 SEVERABILITY.

        If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any Party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never compromised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar to terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties hereto.

        SECTION 12.10 GOVERNING LAW.

        This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without giving effect to principles of conflicts of laws.

        SECTION 12.11 EXPENSES.

        Except as otherwise provided in this Agreement, each Party hereto shall pay its own expenses and costs incidental to the preparation of this Agreement and to the consummation of the transactions contemplated hereby.

        SECTION 12.12 CLOSING CONSIDERATION ALLOCATION.

EP and EPIL each hold ownership rights in the Purchased Assets to be sold under this Agreement, and specifically EP owns the Product Inventory and Marketing Materials, which will be sold to Buyer for its fair market value as agreed between EP and Buyer. Upon Closing, EPIL shall deduct such amount from the Closing Consideration and remit such amount to EP.


        SECTION 12.13 COUNTERPARTS.

        This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

        SECTION 12.14 SCHEDULES, EXHIBITS AND OTHER AGREEMENTS.

        The exhibits, schedules, other agreements, certificates and notices specifically referred to herein, and delivered pursuant hereto, are an integral part of this Agreement. Any disclosure that is made in any of the schedules or certificates delivered pursuant to this Agreement in such a way as to make its relevance to the information called for by such other schedule or certificate reasonably apparent shall be deemed responsive to any other applicable disclosure obligation hereunder.

                            [Signature Page Follows]

        IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.


                                       WOMEN FIRST HEALTHCARE, INC.


                                       By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                       ELAN PHARMA INTERNATIONAL LIMITED


                                       By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                       ELAN PHARMACEUTICALS, INC.


                                       By:
                                           -------------------------------------
                                           Name:
                                           Title: